News Release
Tupperware Brands Corp.
14901 S. Orange Blossom Trail
Orlando, FL 32837
Investor Contact: James Hunt (407) 826-4475

Tupperware Brands Reports First Quarter 2017 Sales and EPS Above High End of Guidance
Raises Full Year Sales and Earnings Outlook

•	First quarter sales up 6% versus last year in dollars and local currency+.

•
GAAP diluted E.P.S. $0.93 versus $0.86 in prior year. Adjusted*, diluted E.P.S. $1.01, up 11% in dollars and local currency, was 7 cents above the high-end of guidance range, including a 2 cent benefit from stronger exchange rates versus February guidance.

•	South America sales up 42% in dollars and 27% in local currency, led by Brazil, up 52% in dollars and 24% in local currency.

•
Tupperware North America segment sales up 10% in dollars and 14% in local currency. United States and Canada, up 15% in dollars and 14% in local currency, with Tupperware Mexico up 4% in dollars and 15% in local currency.

•	Asia Pacific sales growth led by China, up 31% in dollars and 38% in local currency, partially offset by Indonesia, down 9% in dollars and 10% in local currency.

Orlando, Fla., April 25, 2017 - (NYSE: TUP) Tupperware Brands Corporation today announced first quarter 2017 operating results.

Rick Goings, Chairman and CEO, commented, "Local currency sales grew 6% in the first quarter, beating the high-end of our sales guidance by 3 points, driven by 9% growth in our emerging market businesses, most significantly in Brazil, China, Tupperware Mexico and Tupperware South Africa. Adjusted earnings per share was 7 cents above the high-end of our range, including a 2 cent benefit from foreign exchange rates versus our February guidance."

Goings continued, "Solid execution of direct selling fundamentals, along with innovative digital strategies across the portfolio, allowed more of our businesses to leverage our strong aspirational brand and provide an earnings opportunity that builds confidence in the 3.2 million women of our global sales force. With double digit sales force size advantages and the wind at our backs in several key businesses, we expect the momentum to continue in 2017, and have raised our sales and earnings per share outlooks accordingly.”

First Quarter Executive Summary

•
First quarter 2017 net sales were $554.8 million, up 6% in dollars and local currency. Emerging markets**, accounting for 66% of sales, achieved a 9% increase in dollars and local currency. The most significant contributions to the first quarter growth in local currency were in Brazil, China, Tupperware Mexico and Tupperware South Africa, partially offset by Indonesia. Established markets were down 1% in dollars and local currency, most significantly in France, net of a significant increase by Tupperware United States and Canada. There was an estimated 1 percentage point benefit on the year-over-year sales comparison of the whole Company from net favorable time shifts.

•
GAAP net income and diluted earnings per share were $47.4 million and $0.93, versus $43.4 million and $0.86 in the prior year, respectively. Adjusted, diluted earnings per share of $1.01 was 7 cents above the high-end of the February guidance range, reflecting higher than expected sales, particularly in China which had a good contribution margin to profit, lower costs from restructuring actions taken to improve the value chain in Beauticontrol, and a timing benefit from unallocated corporate costs. Versus the February guidance, there was a 2 cent benefit from stronger foreign exchange rates on the diluted earnings per share comparison, while there was no impact versus 2016.

•
Total sales force of 3.2 million was up 5% versus the prior year, a 4-point sequential improvement from the end of 2016, and average active sellers were down 1%, a 7-point improvement from the fourth quarter.

First Quarter Business Highlights

Europe: Segment sales were down 3% in dollars and 2% in local currency.

•
Emerging markets in Europe were up 4% in dollars and 1% in local currency, mainly from a significant increase in Tupperware South Africa, up 60% in dollars (35% in local currency), partially offset by Turkey, down 37% in dollars (21% in local currency).

•	Established markets were down 6% in dollars and 4% in local currency, primarily in France, which was down 18% in dollars (16% in local currency).

Asia Pacific: China leads the way with significant double-digit increase. Segment sales up 3% in dollars and 4% in local currency.

•
Emerging Markets in Asia Pacific were up 4% in dollars and 6% in local currency, led by 39% more members and continued leveraging of the product portfolio and digital technologies in China, up 31% in dollars (38% in local currency), along with solid performances in Malaysia/Singapore and Philippines, each up 1% in dollars and 7% in local currency. These were partially offset by Indonesia, down 9% in dollars (10% in local currency).

•	Segment's total sales force was 1% higher year-over-year, net of a negative 8 percentage point impact due to implementing requirements under government direct selling guidelines in India.

Tupperware North America: Both Mexico and United States and Canada leveraged strong fundamentals, growing segment sales up 10% in dollars and up 14% in local currency.

•	Tupperware United States and Canada sales were up 15% in dollars (14% in local currency).

•
Tupperware Mexico sales were up 4% in dollars (15% in local currency), which was a double-digit sequential improvement in local currency versus the fourth quarter of 2016 that was impacted by challenging externals following the U.S. presidential election and a more difficult comparison.

Beauty North America: Segment sales down 19% in dollars and 13% in local currency.

•	Beauticontrol sales down 23%, mainly in connection with a smaller sales force.

•
Fuller Mexico sales were down 18% in dollars and 9% in local currency, reflecting a smaller sales force size, although at down 3% in total sellers, there was a sequential improvement from the fourth quarter of 2016.

South America: Brazil continues to drive segment sales growth of 42% in dollars and 27% in local currency.

•
Brazil was up 52% in dollars and 24% in local currency, reflecting higher volume from a 23% advantage in total sellers in connection with strong sales force additions and onboarding, as well as effective merchandising and marketing campaigns.

•	Sales in Argentina were up 23% in dollars and 33% in local currency in connection with price increases related to the high inflation environment.

•	Segment's sales force size was up 17%, and it had 12% more active sellers.

2017 Outlook

Based on current business trends and foreign currency rates, the Company's second quarter and fiscal 2017 full year outlook is provided below.

Company Level

	13 Weeks Ended		13 Weeks	52 Weeks Ended		53 Weeks
	July 1, 2017		Ended	Dec 30, 2017		Ended
	Low	High	June 25, 2016	Low	High	Dec 31, 2016

USD Sales Growth vs Prior Year	2%	4%	(4)%	3%	5%	(3)%
GAAP EPS	$1.07	$1.12	$1.03	$4.35	$4.45	$4.41
GAAP Pre-Tax ROS	12.9%	13.2%	12.4%	13.2%	13.3%	13.6%

Local Currency+ Sales Growth vs Prior Year	2%	4%	3%	2%	4%	2%
EPS Excluding Items*	$1.17	$1.22	$1.16	$4.67	$4.77	$4.39
Pre-Tax ROS Excluding Items*	14.0%	14.3%	13.8%	14.0%	14.1%	13.4%

FX Impact on EPS Comparison (a)	$0.02	$0.02		$0.08	$0.08

(a)	Impact of changes in foreign currency versus prior year is updated monthly and posted at: Tupperware Brands Foreign Exchange Translation Impact Update.

Full Year 2017

•	Fiscal year 2017 includes 52 weeks, while 2016 had 53 weeks. The Company estimates this will have a negative 1 percentage point impact on the year-over-year sales comparison in 2017 versus 2016.

•	Tax rate estimated at 26.1% on a U.S. GAAP basis and 25.5% excluding items.

•	Excludes land sales that may occur.

Segment Level

•
For the full year, sales are expected to be down low-single digits in dollars (down 1 to 3% in local currency) in Europe, about even in dollars and in local currency in Asia Pacific, up high single digits in dollars (up 8 to 10% in local currency) in Tupperware North America, down low double digits in dollars (down 10 to 11% in local currency) in Beauty North America and to increase in South America by mid to high twenties in dollars (18 to 20% in local currency).

•
Segment profit return on sales, excluding items, is expected to be about even in dollars and decrease about ½ point in local currency in Europe, to increase slightly in dollars and local currency in Asia Pacific, to increase about ½ point in dollars and local currency in Tupperware North America, to increase about 1 point in dollars and local currency in Beauty North America, and to be about even in dollars and local currency in South America.

* See Non-GAAP Financial Measures Reconciliation Schedules.
** The Company classifies Established Market Units as those operating in Western Europe, including Scandinavia, the United States, Canada, Australia and Japan and its remaining units as Emerging Market Units.
+ Local currency changes are measured by comparing current year results with those of the prior year translated at the current year's foreign exchange rates.

First Quarter Earnings Conference Call

Tupperware Brands will conduct a conference call today, Tuesday, April 25, 2017, at 8:30 am Eastern time. The conference call will be webcast and accessible, along with a copy of this news release and slides presented during the conference call, on www.tupperwarebrands.com.

Tupperware Brands Corporation, through an independent sales force of 3.2 million, is the leading global marketer of innovative, premium products across multiple brands utilizing social selling. Product brands and categories include design-centric preparation, storage and serving solutions for the kitchen and home through the Tupperware brand and beauty and personal care products through the Avroy Shlain, Beauticontrol, Fuller Cosmetics, NaturCare, Nutrimetics, and Nuvo brands.

The Company's stock is listed on the New York Stock Exchange (NYSE: TUP). Statements contained in this release, which are not historical fact and use predictive words such as "outlook", “guidance”, “expects” or "target" are forward-looking statements.  These statements involve risks and uncertainties that include recruiting and activity of the Company's independent sales forces relating to governmental actions and otherwise, the success of new product introductions and promotional programs, governmental approvals of materials for use in food containers and beauty, personal care nutraceutical products, the success of buyers in obtaining financing or attracting tenants for commercial and residential developments, the effects of economic and political conditions generally and foreign exchange risk in particular and other risks detailed in the Company's periodic reports as filed in accordance with the Securities Exchange Act of 1934, as amended.

The Company updates each month the impact of changes in foreign exchange rates versus the prior year, posting it on Tupperware Brands Foreign Exchange Translation Impact Update. Other than updating for changes in foreign currency exchange rates, the Company does not intend to update forward-looking information, except through its quarterly earnings releases, unless it expects diluted earnings per share for the current quarter, excluding items impacting comparability and changes versus its guidance of the impact of changes in foreign exchange rates, to be significantly below its previous guidance.

Non-GAAP Financial Measures

The Company has utilized non-GAAP financial measures in this release, which are provided to assist readers' understanding of the Company's results of operations. These amounts exclude certain items which at times materially impact the comparability of the Company's results of operations. The adjusted information is intended to be indicative of the Company's primary operations, and to assist readers in evaluating performance and analyzing trends across periods. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP.

The non-GAAP financial measures exclude gains from the sale of property, plant and equipment and insurance settlements related to casualty losses, other income in connection with real estate related operations, inventory obsolescence in conjunction with decisions to exit or significantly restructure businesses, certain asset retirement obligations, re-engineering and fixed asset impairment charges and pension settlements.  While the Company is engaged in a multi-year program to sell land adjacent to its Orlando, Florida headquarters, and also disposes of other excess land and facilities periodically, these activities are not part of its primary business operations.  Additionally, amounts recognized in any given period are not indicative of amounts that may be recognized in any particular future period.   For this reason, these amounts are excluded as indicated. The Company excludes significant charges related to casualty losses caused by significant weather events, fires or similar circumstances. It also excludes any related gains resulting from the settlement of associated insurance claims. While these types of events can and do recur periodically, they are excluded from indicated financial information due to their distinction from ongoing business operations, inherent volatility and impact on the comparability of earnings across periods. The Company periodically records exit costs accounted for using the applicable accounting guidance for exit or disposal cost obligations and other amounts related to rationalizing its supply chain operations and other restructuring activities, including upon liquidation of operations in a country, the recognition in income of amounts previously recorded in equity as a cumulative translation adjustment. Also, the Company excludes pension settlements, as well as the impact of changes in tax law on cumulative deferred taxes from items previously recorded as cumulative translation adjustments. The Company believes these amounts are similarly volatile and impact the comparability of earnings across periods. Therefore, they are also excluded from indicated financial information to provide what the Company believes represents a useful measure for analysis and predictive purposes.

The Company believes that excluding from reported financial information costs incurred in connection with a significant change in its capital structure that is of a nature that would be expected to recur sporadically, also provides a useful measure for analysis and predictive purposes. The Venezuelan government over the last several years has severely restricted the ability to translate bolivars into U.S. dollars. Due to volatility in changes in the mandated exchange rates, the Company’s non-GAAP measures exclude for analysis and predictive purposes, the impact from devaluations on the bolivar denominated net monetary assets and other balance sheet positions that impact near term income, since they appear in the income statement at the exchange rate at which they were originally translated rather than the exchange rate at which current operating activity is being translated.

The Company has also elected to present financial measures excluding the impact of amortizing the purchase accounting carrying value of certain definite-lived intangible assets, primarily the value of its Fuller trade name recorded in connection with the Company's December 2005 acquisition of the direct selling businesses of Sara Lee Corporation.  The amortization expense related to these assets will continue for several years.  Similarly, in connection with its evaluation of the carrying value of acquired intangible assets and goodwill, the Company has periodically recognized impairment charges.  The Company believes that these types of non-cash charges will not be representative in any single reporting period of amounts recorded in prior reporting periods or expected to be recorded in future reporting periods. Therefore, they are excluded from indicated financial information to also provide a useful measure for analysis and predictive purposes.

As the impact of changes in exchange rates is an important factor in understanding period-to-period comparisons, the Company believes the presentation of results on a local currency basis, in addition to reported results, helps improve readers' ability to understand the Company's operating results and evaluate performance in comparison with prior periods. The Company presents local currency information that compares results between periods as if current period exchange rates had been the exchange rates in the prior period arising from the translation impact on sales and earnings from currency devaluations. The Company uses results on a local currency basis as one measure to evaluate performance. The Company generally refers to such amounts as calculated on a local currency basis, as restated or excluding the impact of foreign currency. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a local currency basis may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.

In information included with this release, the Company has referred to Adjusted EBITDA and a Debt/Adjusted EBITDA ratio, which are non-GAAP financial measures used in the Company's credit agreement. The Company uses these measures in its capital allocation decision process and in discussions with investors, analysts and other interested parties, and therefore believes it is useful to disclose this amount and ratio. The Company's calculation of these measures is in accordance with its credit agreement, and is set forth in the reconciliation from GAAP amounts in an attachment to this release; however, the reader is cautioned that other companies define these measures in different ways, and consequently they may not be comparable with similarly labeled amounts disclosed by others.

###

TUPPERWARE BRANDS CORPORATION
FIRST QUARTER 2017 SALES FORCE STATISTICS*
(UNAUDITED)

	Sales
All Units	Reported Inc/(Dec) vs. Q1 '16%	Restated+ Inc/(Dec) vs. Q1 '16%		Active Sales Force	Inc/(Dec) vs. Q1 '16%		Total Sales Force	Inc/(Dec) vs. Q1 '16%
Europe	(3)	(2)		100,497	—	b	786,821	5
Asia Pacific	3	4	c	217,966	(3)		1,075,641	1
TW North America	10	14	d	56,404	14	d	433,315	11
Beauty North America	(19)	(13)		181,672	(9)		382,775	(6)
South America	42	27	e	124,493	12		507,544	17
Total All Units	6	6	a	681,032	(1)		3,186,096	5

Emerging Market Units
Europe	4	1		65,959	2	b	590,097	8
Asia Pacific	4	6	c	191,266	(3)		964,333	2
TW North America	5	14		41,930	13		323,957	11
Beauty North America	(18)	(9)		163,967	(8)		331,326	(3)
South America	42	27	e	124,493	12		507,544	17
Total Emerging Market Units	9	9		587,615	—		2,717,257	6

Established Market Units
Europe	(6)	(4)		34,538	(5)	b	196,724	(3)
Asia Pacific	(2)	(5)		26,700	(5)		111,308	(5)
TW North America	15	14		14,474	19	d	109,358	8
Beauty North America	(23)	(23)		17,705	(22)		51,449	(20)
South America	—	—		—	—		—	—
Total Established Market Units	(1)	(1)		93,417	(6)		468,839	(3)

* Sales force statistics as collected by the Company and, in some cases, provided by distributors and sales force. The Company classifies Established Market Units as those operating in Western Europe, including Scandinavia, the United States, Canada, Australia and Japan, and its remaining units as Emerging Market Units. Active Sales Force is defined as the average number of people ordering in each cycle over the course of the quarter, and Total Sales Force is defined as the number of sales force members of the units as of the end of the quarter.
+ Local currency, or restated, changes are measured by comparing current year results with those of the prior year, translated at the current year's foreign exchange rates.

Notes
a The overall better local currency than active sales force comparison reflects 4pp related to unit mix and 3pp connected with improvement in productivity.
b The worse active than total sales force comparison in Europe came significantly from net additions in Tupperware Russia, Italy and South Africa which lead to a larger total sales force advantage, but at lower activity rates.
c The higher sales than active seller comparison in Asia Pacific emerging markets resulted from a continued mix shift toward China that operates under the outlet model and India from the second half 2016 change to the manager override commission to be based on sales rather than active sellers that has led to larger and fewer orders.
d The significant increase in active vs. total sellers in the Tupperware North America established markets reflected the strategy to engage the sales force in the time period that the United States business was lapping a change in its sales force compensation plan that was followed by a one-year transition plan. This led to a higher activity rate, but at lower order sizes.
e The higher sales than active seller increase in South America reflected a shift to Brazil which had a larger than average order size and inflation related price increases throughout the segment.

TUPPERWARE BRANDS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(In millions, except per share data)	13 Weeks Ended	13 Weeks Ended
	Apr 1, 2017	Mar 26, 2016
Net sales	$554.8	$525.7
Cost of products sold	177.7	166.0
Gross margin	377.1	359.7

Delivery, sales and administrative expense	299.1	288.7
Re-engineering and impairment charges	2.3	1.1
Gains on disposal of assets	0.1	0.1
Operating income	75.8	70.0

Interest income	0.5	0.7
Interest expense	11.6	12.1
Other (income) expense, net	0.5	0.4
Income before income taxes	64.2	58.2
Provision for income taxes	16.8	14.8
Net income	$47.4	$43.4

Net income per common share:
Basic earnings per share	$0.94	$0.86
Diluted earnings per share	$0.93	$0.86

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(In millions, except per share data)	13 Weeks Ended	13 Weeks Ended	Reported	Restated*	Foreign
	Apr 1, 2017	Mar 26, 2016%		%	Exchange
			Inc (Dec)	Inc (Dec)	Impact*
Net Sales:
Europe[a]	$149.5	$153.9	(3)	(2)	$(1.2)
Asia Pacific[a]	177.3	171.6	3	4	(1.8)
TW North America	91.8	83.2	10	14	(3.0)
Beauty North America	39.5	48.9	(19)	(13)	(3.4)
South America	96.7	68.1	42	27	8.3
	$554.8	$525.7	6	6	$(1.1)

Segment profit (loss):
Europe	$19.9	$25.2	(21)	(23)	$0.7
Asia Pacific	40.0	36.9	8	10	(0.6)
TW North America	16.4	14.6	12	21	(1.1)
Beauty North America	(0.6)	(1.7)	66	71	(0.3)
South America	18.2	13.0	40	25	1.6
	93.9	88.0	7	6	0.3

Unallocated expenses	(16.4)	(17.4)	(6)	(5)	—
Gains on disposal of assets	0.1	0.1	—	—	—
Re-engineering and impairment charges	(2.3)	(1.1)	+	+	—
Interest expense, net	(11.1)	(11.4)	(3)	(3)	—
Income before taxes	64.2	58.2	10	10	0.3
Provision for income taxes	16.8	14.8	13	13	0.1
Net income	$47.4	$43.4	9	9	$0.2

Net income per common share (diluted)	$0.93	$0.86	8	8	$—

Weighted average number of diluted shares	51.0	50.6

* 2017 actual compared with 2016 translated at 2017 exchange rates
+ Greater than 100% increase

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

(In millions, except per share data)	13 Weeks Ended Apr 01, 2017				13 Weeks Ended Mar 26, 2016
	Reported	Adj's		Excl Adj's	Reported	Foreign Exchange Impact	Adj's		Restated* Excl Adj's
Segment profit (loss):
Europe	$19.9	$0.7	b	$20.6	$25.2	$0.7			$25.9
Asia Pacific	40.0	0.4	a	40.4	36.9	(0.6)	0.5	a	36.8
TW North America	16.4	0.1	b	16.5	14.6	(1.1)			13.5
Beauty North America	(0.6)	1.3	a	0.7	(1.7)	(0.3)	1.4	a	(0.6)
South America	18.2	0.4	a,c	18.6	13.0	1.6	0.3	a,c	14.9
	93.9	2.9		96.8	88.0	0.3	2.2		90.5

Unallocated expenses	(16.4)	—		(16.4)	(17.4)	—	—		(17.4)
Gains on disposal of assets	0.1	(0.1)	d	—	0.1	—	(0.1)	d	—
Re-engineering and impairment charges	(2.3)	2.3	e	—	(1.1)	—	1.1	e	—
Interest expense, net	(11.1)	—		(11.1)	(11.4)	—	—		(11.4)
Income before taxes	64.2	5.1		69.3	58.2	0.3	3.2		61.7
Provision for income taxes	16.8	0.8	f	17.6	14.8	0.1	0.7	f	15.6
Net income	$47.4	$4.3		$51.7	$43.4	$0.2	$2.5		$46.1

Net income per common share (diluted)	$0.93	$0.08		$1.01	$0.86	$—	$0.05		$0.91

* 2017 actual compared with 2016 translated at 2017 exchange rates.
a Amortization of intangibles of acquired beauty units.
b Pension settlement costs.
c As a result of devaluations in the Venezuelan bolivar, the Company had negative impacts of $0.2 million in the first quarter of both 2017 and 2016. These amounts related to expense from re-measuring bolivar denominated net monetary assets at the lower exchange rates at the times of devaluations, along with the impact of recording in income amounts on the balance sheet when the devaluations occurred, primarily inventory, at the exchange rates at the time the amounts were made or purchased, rather than the exchange rates in use when they were included in income.
d Gains on disposal of assets in 2017 relates to an insurance settlement and in 2016 to land held near the Orlando, FL headquarters.
e In both years, re-engineering and impairment charges were primarily related to severance costs incurred for headcount reduction in several of the Company's operations in connection with changes in its management and organizational structures.
f Provision for income taxes represents the net tax impact of adjusted amounts.
See note regarding non-GAAP financial measures in the attached press release.

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

(In millions)	13 Weeks Ended	13 Weeks Ended
	April 1, 2017	March 26, 2016
Operating Activities:
Net cash used in operating activities	$(17.6)	$(7.5)

Investing Activities:
Capital expenditures	(16.0)	(9.4)
Proceeds from disposal of property, plant & equipment	0.3	0.4
Net cash used in investing activities	(15.7)	(9.0)

Financing Activities:
Dividend payments to shareholders	(34.7)	(35.0)
Repurchase of common stock	(0.5)	(0.8)
Repayment of long-term debt and capital lease obligations	(0.4)	(0.4)
Net change in short-term debt	67.6	66.7
Proceeds from exercise of stock options	2.1	—
Net cash provided by financing activities	34.1	30.5

Effect of exchange rate changes on cash and cash equivalents	4.4	4.8
Net change in cash and cash equivalents	5.2	18.8
Cash and cash equivalents at beginning of year	93.2	79.8
Cash and cash equivalents at end of period	$98.4	$98.6

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(In millions)	Apr 1, 2017	Dec 31, 2016
Assets:
Cash and cash equivalents	$98.4	$93.2
Other current assets	504.3	452.1
Total current assets	602.7	545.3

Property, plant and equipment, net	269.1	259.8
Other assets	805.8	782.7
Total assets	$1,677.6	$1,587.8

Liabilities and Shareholders' Equity:
Short-term borrowings and current portion of long-term debt	$176.8	$105.9
Accounts payable and other current liabilities	408.3	441.7
Total current liabilities	585.1	547.6

Long-term debt	605.9	606.0
Other liabilities	218.9	221.4
Total shareholders' equity	267.7	212.8
Total liabilities and shareholders' equity	$1,677.6	$1,587.8

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
April 25, 2017
(UNAUDITED)

	Second Quarter	Second Quarter
(In millions, except per share data)	2016 Actual	2017 Outlook
		Range
		Low	High
Income before income taxes	$70.2	$74.0	$77.4

Income tax	$17.8	$19.4	$20.3
Effective Rate	25%	26%	26%

Net Income (GAAP)	$52.4	$54.6	$57.1

% change from prior year		4%	9%

Adjustments(1):
Gains on disposal of assets	(0.8)	—	—
Re-engineering, impairments and pension settlements	2.7	4.4	4.4
Net impact of Venezuelan bolivar devaluations	3.6	—	—
Acquired intangible asset amortization	2.0	2.0	2.0
Income tax(2)	(1.2)	(1.2)	(1.2)
Net Income (adjusted)	$58.7	$59.8	$62.3

Exchange rate impact(3)	0.8	—	—
Net Income (adjusted and 2016 restated for currency changes)	$59.5	$59.8	$62.3

% change from prior year		1%	5%

Net income (GAAP) per common share (diluted)	$1.03	$1.07	$1.12

% change from prior year		4%	9%

Net Income (adjusted) per common share (diluted)	$1.16	$1.17	$1.22

Net Income (adjusted & restated) per common share (diluted)	$1.18	$1.17	$1.22

% change from prior year		(1)%	3%

Average number of diluted shares (millions)	50.7	51.1	51.1

(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2) Represents income tax impact of adjustments on an item-by-item basis
(3) Difference between 2016 actual and 2016 translated at current currency exchange rates

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
April 25, 2017
(UNAUDITED)

	Full Year	Full Year
(In millions, except per share data)	2016 Actual	2017 Outlook
		Range
		Low	High
Income before income taxes	$301.3	$300.3	$307.2

Income tax	$77.7	$78.3	$80.0
Effective Rate	26%	26%	26%

Net Income (GAAP)	$223.6	$222.0	$227.2

% change from prior year		(1)%	2%

Adjustments(1):
Gains on disposal of assets	$(27.3)	$(0.1)	$(0.1)
Re-engineering, impairments and pension settlements	11.0	11.8	11.8
Net impact of Venezuelan bolivar devaluations	4.3	0.2	0.2
Acquired intangible asset amortization	7.6	7.7	7.7
Income tax(2)	3.3	(3.3)	(3.3)
Net Income (adjusted)	$222.5	$238.3	$243.5

Exchange rate impact(3)	4.2	—	—
Net Income (adjusted and 2016 restated for currency changes)	$226.7	$238.3	$243.5

% change from prior year		5%	7%

Net income (GAAP) per common share (diluted)	$4.41	$4.35	$4.45

% change from prior year		(1)%	1%

Net Income (adjusted) per common share (diluted)	$4.39	$4.67	$4.77

Net Income (adjusted & restated) per common share (diluted)	$4.47	$4.67	$4.77

% change from prior year		4%	7%

Average number of diluted shares (millions)	50.7	51.1	51.1

(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2) Represents income tax impact of adjustments on an item-by-item basis, and in 2016 the benefit of a change in tax law related to an amount previously recorded in equity
(3) Difference between 2016 actual and 2016 translated at current currency exchange rates

TUPPERWARE BRANDS CORPORATION
ADJUSTED EBITDA AND DEBT/ADJUSTED EBITDA*
(UNAUDITED)

As of and for the four quarters ended
April 1, 2017
Adjusted EBITDA:
Net income	$227.6
Add:
Depreciation and amortization	57.2
Gross interest expense	48.3
Provision for income taxes	79.7
Equity compensation	20.9
Deduct:
Gains on land sales, insurance recoveries, etc.	(27.3)
Total Adjusted EBITDA	$406.4

Consolidated total debt	$782.7
Divided by adjusted EBITDA	406.4
Debt to Adjusted EBITDA Ratio	1.93

* Amounts and calculations are based on the definitions and provisions of the Company's $600 million Credit Agreement dated September 11, 2013, as amended and restated ("Credit Agreement") and, where applicable, are based on the trailing four quarter amounts. "Adjusted EBITDA" is calculated as defined for "Consolidated EBITDA" in the Credit Agreement.